AMENDMENT

This Amendment is made between InterDigital Communications Corporation ("InterDigital") and William J. Merritt ("Employee"), with reference to the following recitals:

     A. InterDigital and Employee are parties to a certain Employment Agreement ("Agreement") dated September 3, 1998.

     B. InterDigital and Employee desire to amend certain terms of the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the above recitals, the mutual promises contained herein and intending to be legally bound thereby, the parties agree as follows:

1. Tax Gross-Up. The following provision is hereby added to the end of Section 10 of the Agreement.

     "In the event any amount or benefit payable to the Employee under this Agreement or under any other plan, agreement or arrangement applicable to the Employee, is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or imposed under any successor provision of the Code imposing a tax liability on "excess parachute payments" as that term is defined in Code Section 280G), Employee shall be entitled, in addition to any other amounts payable under the terms of this Agreement or under any other plan, agreement or arrangement applicable to the Employee, to a cash payment in an amount sufficient to indemnify the Employee (or such other person as may be liable for the payment of such excise tax) for the amount of any such excise tax, and leaving Grantee with an amount, net after all federal, state and local taxes, equal to the amount Grantee would have had if no portion of his benefit under the Plan constituted an "excess parachute payment." Notwithstanding the foregoing, the determination of the amount necessary to indemnify the Employee shall be made taking into account all other payments made to the Employee under any plans, agreements or arrangements aside from this Agreement that are intended to indemnify the Employee with respect to excise taxes on "excess parachute payments. Any disputes as to calculations to be made under this paragraph shall be resolved by the Company's independent auditors, whose determinations shall be final and binding. This provision shall survive the termination of this Agreement and Employee's employment."

2. Business. The definition of "Business" is hereby amended to be "the design and

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development of technology content and system solutions for advanced digital wireless communications applications and the licensing of wireless digital telephone technology (as more particularly described in the Company's Form 10-K)". The definition of Business shall change and evolve over time as the Company's business changes and evolves, and such definition shall automatically adjust each year with the filing of the Company's then current Form 10-K to be consistent with the business of the Company described therein.

3. Change in Control Definition. Section 7(b) of the Agreement is hereby amended to read as follows:

     "For purposes of this Section 7, a "Change of Control" means the acquisition (including by merger or consolidation, or by the issuance by the Company of its securities) by one or more persons in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the outstanding stock of the Company on the date hereof or a sale of substantially all of the assets of the Company. For these purposes,"Person" means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity or association."

4. Termination Letter. The Agreement shall be amended to provide for the requirement that Employee sign the Company's standard form termination letter as a condition to receiving severance and benefits continuation in the event of a termination for absenteeism and in the event of a Change in Control and that , to be effective, the termination letters must not be revoked. Accordingly, the phrase "and provided Employee signs Company's standard form termination letter as provided for in Section 9 below" is hereby added to the second sentence of
Section 6(b) after the words "In addition," and to the second sentence of
Section 7 after the words "In addition, (i)". Further, a new Section 9 is hereby added to read as follows:

     "As a condition precedent to the Company's payment of severance and continuation of medical and dental insurance coverage pursuant to Sections 1, 5, 6 and 7 above, Employee must sign and deliver to Company Company's termination letter (without revocation to the extent such right is provided) which includes a broad-based employment release, an obligation to return Company property and a reiteration of Employee's confidentiality obligations, within the time frame specified in the termination letter."

5. Covenant Not to Compete. The covenants contained in Sections 8(a) and 8(b) shall be deemed only to apply to activities that are "directly competitive" with the Company's Business. An activity shall be deemed "directly competitive" when there is a reasonable likelihood that the activity prohibited would result in the use of technical trade secrets or other highly confidential information of the Company's or its business associates.

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6. Enforcement. The following provision is hereby added to the end of Section 8 of the Agreement:

     "Employee acknowledges that the damages sustainable by the Company as a result of Employee's failure to comply with the restrictions contained in this Section 8 are extremely difficult to measure. Accordingly, in the event Employee fails to comply with these restrictions, Company shall have the right, in addition to all other remedies at law or in equity, to have the provisions of this Section 8 of this Agreement specifically enforced by any court having equity jurisdiction and to obtain a temporary or permanent injunction or order prohibiting Employee from violating the provisions thereof. In any proceeding by InterDigital to obtain injunctive relief, Employee's ability to answer in damages shall not be a bar or be interposed as a defense to the granting of relief and the Company shall not be required to post a bond or other undertaking in such a proceeding."

7. Entire Agreement. Section 13 of the Agreement is hereby amended to add the following at the end of the Section: "excepting the non-disclosure agreement and the Statement of Ethics signed by Employee at the commencement of Employee's employment with the Company, various forms related to the commencement of Employee's employment with the Company and Employee's participation in employee benefit plans offered by the Company (including, without limitation, option and restricted stock agreements), and agreements to be bound by Company policies to the extent that these other agreements do not conflict with the terms of this Agreement.

8. Force and Effect. Nothing contained herein or in the Agreement shall be construed to alter Employee's status as an employee-at-will. Except as amended and modified herein, the Agreement shall continue in full force and effect.

     INTENDING TO BE LEGALLY BOUND, the parties have executed this Amendment as of the 6th day of April, 2000.


INTERDIGITAL COMMUNICATIONS CORPORATION


By: /s/ Howard E. Goldberg
   ------------------------------------



 /s/ William J. Merritt
---------------------------------------
WILLIAM J. MERRITT

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